                                  EXHIBIT 99.1

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
                         [UNITED BANKSHARES, INC. LOGO]


For Immediate Release                    Contact: Steven E. Wilson(304) 424-8704
June 14, 2001


                       UNITED BANKSHARES, INC. TO ACQUIRE
                            CENTURY BANCSHARES, INC.

         United Bankshares, Inc. (NASDAQ: UBSI) Chairman, Richard M. Adams, announced the signing of a definitive merger agreement with Century Bancshares, Inc. (NASDAQ: CTRY), headquartered in Washington, D.C. Under the agreement, United will acquire Century Bancshares and its wholly-owned banking subsidiary, Century National Bank. Century Bancshares, with $415 million in assets, has 11 full service offices located in northern Virginia, Washington, D.C., and Montgomery County, Maryland. Upon completion of the acquisition, it is anticipated that Century National will be merged with United's Virginia subsidiary, United Bank, increasing United's Virginia franchise to over $2 billion in assets. United Bank will be the 9th largest bank in Virginia and the Washington, DC MSA. United's total assets will increase to $5.4 billion.

         In a transaction intended to be a tax-free exchange of shares and accounted for under the purchase method of accounting, Century shareholders would receive 0.45 shares of United Bankshares, Inc. common stock plus $3.43 in cash for each share of Century common stock. The transaction will have an aggregate consideration of approximately $62.5 million based on Century's 4.32 million common shares outstanding. The announced price represents 20 times Century's 2001 earnings estimate, 2.5 times book value and 15% of Century's total assets.

         Richard Adams stated, "This acquisition will continue to strengthen our position in one of the best markets in the nation and further enhance our franchise value. United anticipates an accretive transaction based upon projected in-market cost savings and revenue enhancements."

         Century Chairman, Joseph Bracewell, added, "We are happy to be joining with United Bankshares. United is a high performance banking company with a great track record of creating shareholder value." Mr. Bracewell will be joining the United Bankshares Board of Directors.

         Consummation of the proposed merger is subject to certain conditions, among them, regulatory approval and approval by the shareholders of Century. The transaction is expected to be consummated during the fourth quarter of 2001.

         Following completion of the proposed merger with Century, United will have consolidated assets of over $5.4 billion with 86 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. The combined company would be among the top performing banking companies in the nation.

         United Bankshares and Century stocks are traded on the NASDAQ (National Association of Securities Dealers Quotation System) under the quotation symbol "UBSI" and "CTRY", respectively.





This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.


                         [UNITED BANKSHARES, INC. LOGO]

Stockholders of Century and United (Companies) and other investors are urged to read the proxy statement/prospectus and other documents that will be included in the Registration Statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed merger. The proxy statement/prospectus will contain important information about the Companies, the merger, and about persons soliciting proxies in the merger, including officers and directors of the Companies and their interest in the merger.

After it is filed with the SEC, investors may obtain a free copy of the proxy statement/prospectus and other relevant documents on the SEC's web site (http://www.sec.gov). A proxy statement/prospectus with respect to the proposed merger and other relevant documents will also be made available for free to stockholders of Century and United upon request directed to the Companies' respective Shareholder Relations departments as follows:

     Shareholder Relations                     Shareholder Relations
     United Bankshares, Inc.                   Century Bancshares, Inc.
     514 Market Street                         1275 Pennsylvania Avenue, NW
     Parkersburg, WV 26101                     Washington, DC 20004
     301-770-1300                              202-496-4100

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Companies believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Important factors that could cause actual results to differ materially from the Companies' expectations are disclosed in their respective Forms 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission and are incorporated by reference herein (Cautionary Disclosures). Subsequent written and oral forward looking statements attributable to the Companies or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Disclosures.

                                     # # #